Exhibit 99.1

Kforce Inc.
1001 East Palm Ave.
Tampa, FL 33605
(NASDAQ: KFRC)

AT THE FIRM

Michael Blackman

Senior Vice President – Investor Relations

(813) 552-2927

KFORCE INC. REPORTS RECORD REVENUE AND 97% NET

EARNINGS GROWTH FOR THE FIRST QUARTER OF 2006

•	EARNINGS PER SHARE OF $0.15

•	SEARCH REVENUE INCREASED 25.4% SEQUENTIALLY

TAMPA, FL – May 2, 2006 – Kforce Inc. (NASDAQ: KFRC), a professional staffing firm, today announced results for the first quarter of 2006. Revenues for the quarter ended March 31, 2006 were $222.3 million compared to $192.9 million for the quarter ended March 31, 2005 and $203.6 million for the quarter ended December 31, 2005. The Firm reported net income for the first quarter of 2006 of $6.1 million or 15 cents per share versus net income of $3.1 million or 8 cents per share for the first quarter of 2005 representing a year-over-year improvement of 97%. Net income was $6.9 million or 17 cents per share for the fourth quarter of 2005.

“We are pleased with our first quarter results which, we believe, demonstrate the Firm’s operating leverage as evidenced by earnings per share that exceeded the top of our guidance. Our quarterly revenue of $222.3 million is a record for the Firm. Our search revenue sequential improvement of 25.4% was the highest sequential search increase in the Firm’s history. We believe the search environment remains positive, particularly in the skilled niches, as college educated unemployment is at 2.2%. Total Firm revenue per billing day of $3.5 million in the first quarter was also a Firm record,” said David L. Dunkel, Kforce’s Chairman and Chief Executive Officer. “We were pleased to finalize the acquisition of Pinkerton Computer Consultants, Inc. and join forces with highly talented field professionals who we have welcomed to the Kforce family.” Continued Mr. Dunkel, “We believe it is increasingly clear that professional and technical staffing are the sweet spots of the staffing sector. We move forward with confidence and believe Kforce is better prepared than ever before to take advantage of changes in the marketplace and deliver exceptional results to our customers and shareholders. We believe our diverse professional and technical service offerings uniquely position Kforce in the areas that will be in greatest demand for the foreseeable future.”

William L. Sanders, President said: “We continued to make progress across the business during the first quarter. We are particularly pleased to have hit another all time high in total Firm revenue. Our sustained improvement in productivity and strong execution resulted in the following operating highlights:

•	Gross Profit percentage of 33.3% in Q1 ‘06 has improved 220 basis points year-over-year from 31.1% in Q1 ’05 and increased by 10 basis points from 33.2% in Q4 ’05.

•	Flex Gross Profit percentage of 27.8% in Q1 ’06 has improved 190 basis points from 25.9% in Q1 ’05 and declined by 70 basis points from 28.5% in Q4 ‘05, driven by the impact of first quarter payroll related taxes.

•	The Firm’s average hourly bill rate has increased $6.74 (16.0%) year-over-year. The increase has been evidenced across all business lines, with year-over-year improvements of $4.73 (8.0%) in Tech, $6.12 (22.4%) in FA and $3.04 (6.7%) in HLS.”

Continued Mr. Sanders, “We remain focused on client selection and profitability and believe this focus has enabled us to continue to achieve improving results. We have achieved record revenues in this quarter and improved gross margins 360 basis points over the last two years. Consequently, our operating margins continue to improve. As we look forward, we believe our recent aggressive hiring, especially in search, should allow us to take advantage of a strong staffing environment. We believe an intense focus on direct hire revenues, strong pricing discipline and superior execution will allow us to drive revenue growth with margin expansion and significant returns for our shareholders.”

Joe Liberatore, Chief Financial Officer added: “Overall, positive operating trends for the Firm continued in Q1 2006, reflective of our improving profitability. We continue to make excellent progress toward achieving our target earnings before taxes of 8-10% of revenues.

Financial highlights for Q1 include:

•	Revenue of $222.3 million represents a 15.2% year-over-year growth from Q1 ’05 and a 9.2% sequential increase over Q4 ’05.

•	Search revenue of $16.8 million increased year-over-year by 24.5%, and was up sequentially by 25.4%, representing the highest sequential increase in Firm history.

•	Search increased as a percentage of total revenue to 7.6% as compared to 7% a year ago.

•	Revenue per billing day in Q1 ’06 increased year-over-year by 15.2% to an all time Firm high of $3.5 million from $3.1 million in Q1 ’05 and was up sequentially by 5.7%.

•	Net Income in Q1 ’06 of $6.1 million increased 97% year-over-year from $3.1 million in Q1 ’05.

•	EPS of $.15 exceeded our guidance of $.11 - $.14.

•	EBITDA in Q1 ’06 of $13.9 million, or $.34 per share, increased 70.7% year-over-year from $8.1 million, or $.20 per share in Q1 ’05 and decreased sequentially by 5.5% driven by first quarter payroll related taxes and integration expenses.

•	DSO in AR remains at low levels at 39.9 days in Q1 ’06. DSO in AR was 37 days in Q4 ’05.”

Mr. Liberatore continued: “Looking forward to the second quarter, we believe revenues may be in the $230 million to $235 million range and earnings per share for Q2 of $0.19 to $0.22 cents, which reflects approximately 41.5 million weighted average diluted shares outstanding.”

Kforce will host a conference call today to discuss these results. The call will begin at 5:00 p.m. EST. The dial-in number is 888-593-6050 (please request to be connected to the Kforce Earnings Call). The replay of the call will be available from 7:00 p.m. EST Tuesday, May 2nd through May 16, 2006, by dialing 888-203-1112, passcode 1500458.

It will also be webcast live at www.kforce.com (select “Investor Relations”) and will be available for webcast replay until May 16, 2006.

The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.earnings.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

About Kforce

Kforce (NASDAQ: KFRC) is a professional staffing firm providing flexible and permanent staffing solutions for organizations in the skill areas of technology, finance & accounting, and health and life sciences. Backed by more than 1,800 staffing specialists, Kforce operates with 75 offices in 43 markets in North America. For more information, please visit our Web site at www.kforce.com.

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: business conditions and growth in the staffing industry and general economy; competitive factors, risks due to shifts in the market demand, including, without limitation, shifts in demand for our Health and Life Sciences, Finance and Accounting and Technology groups, as well as the market for search and flexible staffing assignments; changes in the service mix; ability of the Firm to complete acquisitions; and the risk factors listed from time to time in the Firm’s reports filed with the Securities and Exchange Commission, as well as assumptions regarding the foregoing. In particular, there can be no assurance that the above estimates of revenues and earnings per share will be achieved. The words “should,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “foresee,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. Additionally, any statements related to future integration of Pinkerton Computer Consultants and Kforce and the leveraging of Pinkerton professionals are forward-looking statements. The Firm undertakes no obligation to publicly update or revise any forward-looking statements. As a result, such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.

KFORCE INC.

Summary of Operations

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Quarter Ended
	March 31, 2006	December 31, 2005	March 31, 2005
Revenue by Function:
Technology	$109,518	$93,890	$89,553
Finance/Accounting	63,001	61,691	59,029
Health and Life Sciences	49,779	48,021	44,318

Total Revenue	222,298	203,602	192,900

Revenue by Time:
Perm	16,786	13,387	13,486
Flexible	205,512	190,215	179,414

Total Revenue	222,298	203,602	192,900

Cost Of Sales	148,296	136,094	132,872
Gross Profit	74,002	67,508	60,028
GP %	33.3%	33.2%	31.1%
Flex GP%	27.8%	28.5%	25.9%

Selling, General & Admin.	60,482	53,438	52,285
Deprec. & Amort.	2,506	2,312	1,755

Income from Operations	11,014	11,758	5,988

Other Expense	807	340	503

Earnings Before Taxes	10,207	11,418	5,485

Income Tax Expense	4,150	4,558	2,406

Net Income	$6,057	$6,860	$3,079

Earnings Per Share - Diluted	$0.15	$0.17	$0.08
EBITDA Per Share	$0.34	$0.36	$0.20
Shares Outstanding - Diluted	41,411	41,015	40,026

EBITDA	13,902	14,708	8,145

Selected Cash Flow Information:
Bad Debt Expense (Recovery)	$1,005	$(531)	$421
Capital Expenditures	$964	$2,955	$1,926

Selected Balance Sheet Information:
Total Cash and Short-term Investments	$427	$37,104	$189
Accounts Receivable, less allowances	$130,191	$99,354	$108,227
Total Assets	$379,806	$324,746	$309,014
Bank Debt	$62,421	$35,000	$35,530
Other Current Liabilities	$78,092	$63,020	$65,843
Other Long-Term Liabilities	$15,649	$16,024	$14,831
Total Stockholders’ Equity	$223,644	$210,702	$192,810

Other Information:
Billing Days	63	61	63

Kforce Inc.

Key Statistics

(Unaudited)

	Q1 2006	Q4 2005	Q1 2005
Total Firm

Flex Revenue (000’s)	$205,512	$190,215	$179,414
Revenue per billing day (000’s)	$3,262	$3,118	$2,848
Sequential Flex Revenue Change	8.0%	-1.5%	0.5%
Hours (000’s)	4,137	4,088	4,203
Flex GP %	27.8%	28.5%	25.9%

Search Revenue (000’s)	$16,786	$13,387	$13,486
Placements	1,287	1,081	1,201
Average Fee	$13,156	$12,457	$11,362
Billing days	63	61	63

Technology

Flex Revenue (000’s)	$104,028	$89,544	$84,961
Revenue per billing day (000’s)	$1,652	$1,467	$1,349
Sequential Flex Revenue Change	16.2%	-0.8%	2.4%
Hours (000’s)	1,625	1,478	1,437
Flex GP %	26.1%	26.8%	24.4%

Search Revenue (000’s)	$5,490	$4,346	$4,592
Placements	350	288	381
Average Fee	$15,909	$15,092	$12,092

Finance and Accounting

Flex Revenue (000’s)	$52,888	$53,970	$51,279
Revenue per billing day (000’s)	$839	$885	$814
Sequential Flex Revenue Change	-2.0%	-1.9%	-5.6%
Hours (000’s)	1,581	1,666	1,873
Flex GP %	30.5%	30.6%	27.3%

Search Revenue (000’s)	$10,113	$7,721	$7,750
Placements	832	677	706
Average Fee	$12,193	$11,490	$11,177

Health & Life Sciences

Flex Revenue (000’s)	$48,596	$46,701	$43,174
Revenue per billing day (000’s)	$771	$766	$685
Sequential Flex Revenue Change	4.1%	-2.5%	4.8%
Hours (000’s)	931	944	893
Flex GP %	28.7%	29.1%	27.5%

Search Revenue (000’s)	$1,183	$1,320	$1,144
Placements	105	116	114
Average Fee	$11,616	$11,357	$10,046

Kforce Inc.

Key Statistics - Health & Life Sciences

(Unaudited)

	Q1 2006	Q4 2005	Q1 2005
Healthcare-Nursing

Flex Revenue (000’s)	$9,660	$9,677	$10,559
Revenue per billing day (000’s)	$153	$159	$168
Sequential Flex Revenue Change	-0.2%	-12.7%	2.0%
Hours (000’s)	230	231	253
Flex GP %	24.8%	27.1%	23.6%

Search Revenue (000’s)	$113	$87	$190
Placements	9	10	20
Average Fee	$12,604	$8,675	$9,553

Health Information Management

Flex Revenue (000’s)	$10,299	$9,689	$7,476
Revenue per billing day (000’s)	$163	$159	$119
Sequential Flex Revenue Change	6.3%	-0.9%	-1.0%
Hours (000’s)	152	148	118
Flex GP %	36.1%	34.6%	32.8%

Search Revenue (000’s)	$78	$132	$126
Placements	5	12	13
Average Fee	$15,838	$10,985	$9,711

Clinical Research

Flex Revenue (000’s)	$21,153	$19,201	$16,780
Revenue per billing day (000’s)	$336	$315	$266
Sequential Flex Revenue Change	10.2%	2.5%	12.3%
Hours (000’s)	281	271	213
Flex GP %	27.6%	28.1%	28.8%

Search Revenue (000’s)	$431	$669	$221
Placements	24	39	14
Average Fee	$19,698	$17,165	$15,760

Scientific

Flex Revenue (000’s)	$7,484	$8,134	$8,359
Revenue per billing day (000’s)	$119	$133	$132
Sequential Flex Revenue Change	-8.0%	-2.1%	0.0%
Hours (000’s)	268	294	309
Flex GP %	26.5%	27.3%	24.9%

Search Revenue (000’s)	$561	$432	$607
Placements	67	55	67
Average Fee	$8,430	$7,823	$9,056

Kforce Inc.

Selected Financial Information

(In Thousands, Except Per Share Amounts)

(Unaudited)

EBITDA Reconciliation

	Q1 2006		Q4 2005		Q1 2005
	$	Per share	$	Per share	$	Per share
EBITDA	$13,902	$0.34	$14,708	$0.36	$8,145	$0.20
Depreciation and Amortization	(2,885)	(0.07)	(2,928)	(0.07)	(2,148)	$(0.05)
Interest Expense and Other	(810)	(0.02)	(362)	(0.01)	(512)	$(0.01)
Tax Expense	(4,150)	(0.10)	(4,558)	(0.11)	(2,406)	$(0.06)

Net Income	$6,057	$0.15	$6,860	$0.17	$3,079	$0.08

Outstanding Shares - Diluted	41,411		41,015		40,026

EBITDA, a non-GAAP financial measure, is defined as earnings before interest, income taxes, depreciation and amortization, including amortization of stock-based compentation. EBITDA should not be considered a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA is a key measure used by management to evaluate its operations and to provide useful information to investors. EBITDA should not be considered in isolation or as an alternative to net income, cash flows data or other financial statement information presented in the consolidated financial statements as indicators of financial performance or liquidity. EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations. EBITDA as presented may not be comparable to similarly titled measures of other companies.